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                                                                    EXHIBIT 4.01

                           LOCK-UP RELEASE AGREEMENT

     Reference is hereby made to the January 7, 1999 agreement (the "Lock-Up Agreement") between Chase Equity Associates, L.P. ("Chase"), Entercom Communications Corp. (the "Company") and Credit Suisse First Boston Corporation ("Credit Suisse"), as Representatives of the Several Underwriters, BT Alex. Brown Incorporated, Goldman Sachs & Co. Morgan Stanley & Co. Incorporated (the "Underwriters"), whereby Chase agreed that for a period of 180 days after the initial public offering of the Class A Common Stock of the Company, Chase will not offer, sell, contract to sell, pledge or otherwise dispose of directly or indirectly, and shares of Class A Common Stock of the Company or securities convertible into or exchangeable or exercisable for any shares of Class A Common Stock.

     Chase has expressed a desire to sell 300,000 shares of Class A Common Stock of the Company (upon conversion from Class C Common Stock of the Company). It is hereby agreed as follows:

     1) The Underwriters will release Chase from the restrictions set forth in the Lock-up Agreement, solely with respect to the sale of 300,000 shares of Class A Common Stock of the Company (upon conversion from Class C Common Stock of the Company) (the "Initial Block Sale") in accordance with the terms of this Agreement. Such sale shall be in a block sale to Credit Suisse and Credit Suisse shall cause to be filed and/or executed, all documents necessary to effect the Initial Block Sale;

     2) Chase hereby agrees that following the Initial Block Sale, all future sales or other dispositions by Chase of Class A Common Stock of the Company, with the exception of sales pursuant to the exercise of Chase's registration rights as contained in the Registration Rights Agreement dated as of May 21, 1996 by and between the Company and Chase, shall be made exclusively through a nationally recognized underwriter as designated from time to time by the Company;

     3) For purposes of the Initial Block Sale by Chase pursuant to Paragraph 1 above, the Company hereby agrees to waive any purchase rights it may have with respect to such sale, under the terms of either the Convertible Subordinated Note Purchase Agreement dated as of May 21, 1996 by and between the Company and Chase or the Registration Rights Agreement dated as of May 21, 1996 by and between the Company and Chase.

                           [SIGNATURE PAGE TO FOLLOW]
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     IN WITNESS WHEREOF, the parties have caused this Lock-Up Release Agreement to be duly executed by their respective offices as of the 6th day of May, 1999.

CHASE EQUITY ASSOCIATES L.P.
By:   CHASE CAPITAL PARTNERS,
      ITS GENERAL PARTNER
      By: /s/ Michael R. Hannon
          -------------------------
          Name:  Michael R. Hannon
          Title: General Partner

ENTERCOM COMMUNICATIONS CORP.
By:   /s/ John C. Donlevie
      -------------------------------
      Name:  John C. Donlevie
      Title: Executive Vice President

CREDIT SUISSE FIRST BOSTON CORPORATION
By:   /s/ Ernesto Cruz
      --------------------------------
      Name:  Ernesto Cruz
      Title: Managing Director